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                     STERICYCLE, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                (unaudited)



                                                   For the three months ended
                                                           March 31,
                                                  -----------------------------
                                                      1997            1996
                                                      ----            ----

Weighted average common shares outstanding          10,001,163       5,616,651
Assumed conversion of Safeway note                     -                98,001

Net effect of dilutive stock options and
warrants based on the treasury stock method
using the mid-point of the offering price of
$9.00 per share until the initial public
offering on August 23, 1996                                            862,635

Common stock issuable upon assumed conversion
of stock options and warrants                          515,942
                                                  ------------     -----------
Total                                               10,517,105       6,577,287
                                                  ------------     -----------
                                                  ------------     -----------

Net income (loss)                                         $102           ($347)
                                                  ------------     -----------
                                                  ------------     -----------

Per share amount                                         $0.01          ($0.05)
                                                  ------------     -----------
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